COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA DATA
Financial information for Fleetwood is included in Cavco’s consolidated financial statements and the related notes in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 810, Consolidation (“ASC 810”). The Company had previously determined that, under GAAP, although Fleetwood is only fifty-percent owned by the Company, Cavco has a controlling interest and is required to fully consolidate the results of Fleetwood. The primary factors that contributed to this determination were Cavco’s management and board control of Fleetwood wherein members of Cavco’s management hold all of the seats on the board of directors of Fleetwood. In addition, pursuant to a management services agreement among the Fleetwood shareholders, Cavco provides all executive-level management services to Fleetwood including, among other things, general management oversight, marketing and customer relations, accounting and cash management. The Sellers’ financial interest in Fleetwood is considered a “redeemable noncontrolling interest,” and is designated as such in Cavco’s consolidated financial statements upon completion of the Stock Purchase.
We will account for the Stock Purchase as an equity transaction under GAAP. The results of operations of Fleetwood have already been consolidated with the Company’s financial statements and will continue to be consolidated after the closing of the Stock Purchase Agreement. The redeemable noncontrolling interest held by the Sellers will be eliminated and converted to stockholders' equity upon completion of the Stock Purchase.
The following unaudited pro forma data at March 30, 2013 is presented on a basis to reflect the Stock Purchase as if it had occurred on April 1, 2012. You should read this unaudited pro forma data together with Cavco’s historical audited consolidated financial statements as of and for the three years ended March 30, 2013 and their accompanying notes and management’s discussion and analysis of operations and financial condition included in Cavco’s Annual Report on Form 10-K filed with the SEC on June 11, 2013. These historical results are not necessarily indicative of results to be expected for the year ending March 29, 2014, or in any future period.
Cavco’s historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the Stock Purchase; and (2) factually supportable.
The pro forma adjustments are based upon available information and assumptions that management believes reasonably reflect the business combination. We present the unaudited pro forma data for informational and illustrative purposes only as it does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Cavco would have been had the acquisition occurred on the date assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
MARCH 30, 2013
(Dollars in thousands, except per share amounts)

	Cavco	Pro Forma	Pro Forma
	Historical	Adjustments	Combined
		(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$47,823		$47,823
Restricted cash, current	6,773		6,773
Accounts receivable, net	18,710		18,710
Short-term investments	6,929		6,929
Current portion of consumer loans receivable, net	20,188		20,188
Current portion of inventory finance notes receivable, net	3,983		3,983
Inventories	68,805		68,805
Assets held for sale	4,180		4,180
Prepaid expenses and other current assets	10,267		10,267
Deferred income taxes, current	6,724		6,724
Total current assets	194,382		194,382
Restricted cash	1,179		1,179
Investments	10,769		10,769
Consumer loans receivable, net	90,802		90,802
Inventory finance notes receivable, net	18,967		18,967
Property, plant and equipment, net	46,223		46,223
Goodwill and other intangibles, net	79,435		79,435
Deferred income taxes	2,742		2,742
Total assets	$444,499		$444,499
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$14,118		$14,118
Accrued liabilities	62,718		62,718
Current portion of securitized financings	10,169		10,169
Total current liabilities	87,005		87,005
Securitized financings	72,118		72,118
Deferred income taxes	16,492		16,492
Redeemable noncontrolling interest	91,994	$(91,994)	—
Stockholders' equity
Preferred stock, $.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—		—
Common stock, $.01 par value; 20,000,000 shares authorized; Outstanding 6,967,954 shares historical and 8,835,324 shares pro forma combined	70	20	90
Additional paid-in capital	135,053	91,797	226,850
Retained earnings	41,590		41,590
Accumulated other comprehensive income	177	$177	354
Total stockholders' equity	176,890		268,884
Total liabilities, redeemable noncontrolling interest and stockholders' equity	$444,499		$444,499

CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE FISCAL YEAR ENDED MARCH 30, 2013
(Dollars in thousands, except per share amounts)

	Cavco	Pro Forma	Pro Forma
	Historical	Adjustments	Combined
		(Unaudited)	(Unaudited)
Net revenue	$452,300		$452,300
Cost of sales	351,945		351,945
Gross profit	100,355		100,355
Selling, general and administrative expenses	79,313		79,313
Income from operations	21,042		21,042
Interest expense	(5,973)		(5,973)
Other income	1,579		1,579
Income before income taxes	16,648		16,648
Income tax expense	(6,351)		(6,351)
Net income	10,297		10,297
Less: net income attributable to redeemable noncontrolling interest	5,334	$(5,334)	—
Net income attributable to Cavco common stockholders	$4,963	5,334	$10,297
Comprehensive income:
Net income	$10,297		$10,297
Unrealized gain on available-for-sale securities, net of tax	238		238
Comprehensive income	10,535		10,535
Comprehensive income attributable to redeemable noncontrolling interest	5,453	(5,453)	—
Comprehensive income attributable to Cavco common stockholders	$5,082	$5,453	$10,535
Net income per share attributable to Cavco common stockholders:
Basic	$0.71		$1.17
Diluted	$0.71		$1.16
Weighted average shares outstanding:
Basic	6,956,706	1,867,370	8,824,076
Diluted	7,027,204	1,867,370	8,894,574